Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO CONTRIBUTION AND SALE AGREEMENT

THIS AMENDMENT NO. 1 TO CONTRIBUTION AND SALE AGREEMENT (this “Amendment”) is entered into as of March 30, 2017, by and among EQT Gathering, LLC, a Delaware limited liability company (“EQT Gathering”), EQT Energy Supply Holdings, LP, a Delaware limited partnership (“EESH”), EQT Energy, LLC, a Delaware limited liability company (“EQT Energy”), EQT Midstream Partners, LP, a Delaware limited partnership (“EQM”), EQT Midstream Services, LLC, a Delaware limited liability company and the general partner of EQM (“EQM GP”), EQM Gathering Opco, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of EQM (“EQM Gathering Opco”), and EQT Corporation, a Pennsylvania corporation (“EQT” and together with EQT Gathering, EESH, EQT Energy, EQM, EQM GP and EQM Gathering Opco, the “Parties”).

WHEREAS, the Parties are parties to that certain Contribution and Sale Agreement, dated as of March 10, 2015 (the “Contribution Agreement”); and

WHEREAS, EQT Energy and EQT Production Company, a Pennsylvania corporation and indirect wholly owned subsidiary of EQT (“EPC”), on the one hand, and EQM Gathering Opco, on the other hand, are parties to that certain Gas Gathering Agreement for the Mercury, Pandora, Pluto and Saturn Gas Gathering Systems, effective as of March 1, 2015 (as amended, the “Gathering Agreement”); and

WHEREAS, EQT Energy, EPC and EQM Gathering Opco desire to amend the Gathering Agreement to, among other things, update (i) certain receipt points, delivery points and other operational information, (ii) certain contractual and compression maximum daily quantities and (iii) the list and commencement dates of certain capital projects associated with the Gathering Agreement (the “Gathering Agreement Amendment”); and

WHEREAS, in connection with the Gathering Agreement Amendment, the Parties desire to amend the Contribution Agreement in order to revise the Interim Reimbursement and the Final Cost (as such terms are defined in the Contribution Agreement); and

WHEREAS, pursuant to Section 10.2 of the Contribution Agreement, the Contribution Agreement may be amended by a written instrument signed by each of the Parties provided that the Conflicts Committee (as defined in the Contribution Agreement) has approved such amendment; and

WHEREAS, the Conflicts Committee approved this Amendment on March 22, 2017.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.    Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Contribution Agreement.

2.    Amendment to Section 6.10. Section 6.10 of the Contribution Agreement is hereby deleted in its entirety and replaced by the following Section 6.10:
“Section 6.10 Reimbursement of Expansion Capital Cost Overruns. EQM Gathering Opco acknowledges and agrees that following the Closing of the Asset Contribution it shall be obligated under the MPPS Gas Gathering Agreement to construct the MPPS Expansions in accordance with the terms of the MPPS Gas Gathering Agreement. EQT Gathering agrees to promptly reimburse EQM Gathering Opco for the amount by which the aggregate costs of the MPPS Expansions paid by EQM Gathering Opco (i) prior to December 31, 2017, exceeds $274,100,000 (such reimbursed amount, if any, being the “Interim Reimbursement”) and (ii) prior to December 31, 2020 (the aggregate cost as of such date being the “Final Cost”), exceeds the cumulative amount of $358,800,000; provided, that if, (i) the Final Cost is less than $358,800,000, EQM Gathering Opco shall refund to EQT Gathering the entirety of the Interim Reimbursement, (ii) the Final Cost is greater than $358,800,000 but less than the sum of $358,800,000 plus the Interim Reimbursement, EQM Gathering Opco shall refund to EQT Gathering the amount by which the Interim Reimbursement exceeds the difference of the Final Cost less $358,800,000 and (iii) the Final Cost is greater than or equal to the sum of $358,800,000 plus the Interim Reimbursement, no refund of the Interim Reimbursement is required, but the additional reimbursement in connection with the Final Cost shall be reduced by the Interim Reimbursement already paid. If construction of any of the MPPS Expansions is delayed past December 31, 2020 as a result of factors not within the control of EQM Gathering Opco, the reimbursement and refund obligations tied to such date shall be extended to ninety (90) days after the date of completion of such MPPS Expansions. For federal income tax purposes, EQM will report such payments, if any, as a purchase price adjustment in the form of a contribution to the capital of EQM or a non-pro rata distribution by EQM, as the case may be.”
3.    Miscellaneous.

(a)    Except as expressly amended by this Amendment, all provisions of the Contribution Agreement shall remain in full force and effect.

(b)    This Amendment shall be construed and enforced in accordance with Applicable Law of the Commonwealth of Pennsylvania without giving effect to the choice of law principles thereof.

(c)    This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

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IN WITNESS WHEREOF, this Amendment No. 1 to Contribution and Sale Agreement has been executed by the Parties hereto as of the date first written above.

EQT GATHERING, LLC

By: /s/ David E. Schlosser, Jr.
Name: David E. Schlosser, Jr.
Title: President

EQT ENERGY SUPPLY HOLDINGS, LP

By: EQT Energy, LLC, its general partner

By: /s/ Donald M. Jenkins
Name: Donald M. Jenkins
Title: President

EQT ENERGY, LLC

By: /s/ Donald M. Jenkins
Name: Donald M. Jenkins
Title: President

EQT CORPORATION

By: /s/ Robert J. McNally
Name: Robert J. McNally

Title:	Senior Vice President and Chief Financial Officer

Signature Page to Amendment No. 1 to Contribution and Sale Agreement

EQT MIDSTREAM PARTNERS, LP

By: EQT Midstream Services, LLC,
its general partner

By: /s/ Robert J. McNally
Name: Robert J. McNally

Title:	Senior Vice President and Chief Financial Officer

EQT MIDSTREAM SERVICES, LLC

By: /s/ Robert J. McNally
Name: Robert J. McNally
Title: Senior Vice President and Chief Financial Officer

EQM GATHERING OPCO, LLC

By: /s/ M. Elise Hyland
Name: M. Elise Hyland
Title: President

Signature Page to Amendment No. 1 to Contribution and Sale Agreement